Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2015, relating to the consolidated financial statements of Enphase Energy, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

February 1, 2016